Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Sachem Capital Corp.

We hereby consent to the incorporation by reference in the Registration Statements of Sachem Capital Corp. (the “Company”) on Form S-8 (#333-226197), on Form S-3 (#333-256940) and on Form S-3 (#333-262859) of our report dated April 1, 2024, on the balance sheets of the Company as of December 31, 2023 and 2022, and the related statements of comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, as appearing in the annual report on Form 10-K of the Company for the year ended December 31, 2023.

/s/Hoberman & Lesser CPA’s, LLP

Hoberman & Lesser CPA’s, LLP

New York, New York

April 1, 2024